                                                                      EXHIBIT 11

                             HARMONY HOLDINGS, INC.

                 COMPUTATIONS OF NET EARNINGS (LOSS) PER SHARE

                                                                                       NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,              MARCH 31,
                                                     -------------------------------    ------------------
                                                       1995        1994        1993       1996      1995
                                                     --------   ----------   --------   --------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Net Earnings (Loss).............................   $ (686)     $(1,575)   $(3,206)   $(1,589)   $ (231)
                                                      ======      =======    =======    =======    ======

    Weighted average common shares outstanding....     5,567        5,316      3,800      5,683     5,511
    Net common shares issuable on exercise of
       certain stock options(1)(2)................        --           --         --         --        --
                                                      ------      -------    -------    -------    ------
    Average common and common equivalent shares
       outstanding................................     5,567        5,316      3,800      5,683     5,511
                                                      ======      =======    =======    =======    ======
    Per share amounts.............................    $ (.12)     $  (.30)   $  (.84)   $  (.28)   $ (.04)
                                                      ------      -------    -------    -------    ------

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(1) Net common shares issuable on exercise of certain stock options is calculated based on the treasury stock method using the average market price for the primary calculation and the ending market price, if higher than the average, for the fully diluted calculation.
(2) Common shares issuable on exercise of certain stock options were not included in the calculation of average common and common equivalent shares outstanding since the effect of inclusion would be antidilutive.